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                                                                    Exhibit 99.2

                                 AMENDMENT NO. 1
                                     TO THE
             ALLIANCE DATA SYSTEMS CORPORATION AND ITS SUBSIDIARIES
                          EMPLOYEE STOCK PURCHASE PLAN


     WHEREAS, Alliance Data Systems Corporation (the "Company") has established the Alliance Data Systems Corporation and its Subsidiaries Employee Stock Purchase Plan (the "Plan") to provide employees with an opportunity to purchase common stock of the Company; and

     WHEREAS, Section 19 of the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan at any time; and

     WHEREAS, Section 4 of the Plan provides that the Board shall have the power to change the commencement date, duration and/or frequency of Offering Periods with respect to future offerings under the Plan; and

     WHEREAS, Section 13 of the Plan provides that the Board, or a committee named by the Board (the "Committee"), shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan; and

     WHEREAS, the Board desires to amend the Plan to give to the Committee the authority to change the commencement date, duration and/or frequency of Offering Periods with respect to future offerings under the Plan.

     NOW, THEREFORE, the Plan is hereby amended, effective as of the date this Amendment is executed:

     The Plan is hereby amended as follows:

     1. Section 4 of the Plan, "OFFERING PERIODS," is amended to read as follows:

          4. OFFERING PERIODS. The Plan shall be implemented by a series of Offering Periods of three (3) months' duration, with new Offering Periods commencing on or about January 1, April 1, July 1, and October 1 of each year (or at such other time or times as may be determined by the Board or the committee named by the Board to administer the Plan pursuant to Section 13 hereof (the "Committee")). The Plan shall continue until terminated in accordance with Section 19 hereof. The Board or the Committee shall have the power to change the duration and/or frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

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     2. In all other respects, the Plan is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the Alliance Data Systems Corporation hereby adopts this Amendment this 20th day of August, 2001.



                                By: /s/ J. Michael Parks
                                    ----------------------------------------
                                Title: Chairman and Chief Executive Officer




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